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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR (g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                  JW CHARLES FINANCIAL SERVICES, INC.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)

             Florida                             58-1545984
     -----------------------                   ------------------
     (State of incorporation                    (I.R.S. Employer
          or organization)                     Identification No.)

      980 North Federal Highway   Suite 210
          Boca Raton, Florida                       33432
     -------------------------------------------------------
     (Address of principal executive offices)     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                 Name of each exchange on which
  to be registered                     each class is to be registered

 Common Stock, par value
    $.001 per share                    American Stock Exchange
------------------------               ------------------------------

If the Form relates to the registration of a class of debt
securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.   / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

                              None.
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Holders of the Registrant's Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Shareholders have no right to cumulate their votes in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive dividends and other distributions when, as, and if declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, including all distributions to holders of Preferred Stock having a liquidating preference over the Common Stock. The Registrant's Restated Articles of Incorporation give the holders of Common Stock no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely effected by, the rights of holders of shares of any series of Preferred Stock which the Registrant may designate and issue in the future.


Item 2. Exhibits.

The following exhibits are filed as part of this registration statement:


          Exhibit
          Number        Description
          --------      -----------

             1         Registrant's Annual Report on Form 10-         *
                       K for the fiscal year ended December
                       31, 1996 (incorporated by reference to
                       the Companys Annual Report on Form 10-
                       K filed with the Commission on April 1,
                       1997).

             3         Registrant's Proxy Statement dated             *
                       April 30, 1997 for the Annual Meeting
                       of Stockholders to be held June 10,
                       1997 (incorporated by reference to the
                       Company's Proxy Statement filed with
                       the Commission on April 30, 1997).

             4(a)      Articles of Amendment to Restated              *
                       Articles of Incorporation
                       (incorporated by reference to Exhibit
                       3(c) to the Company's Annual Report on
                       Form 10-K for the fiscal year ended
                       December 31, 1994).

             4(b)      By-Laws (incorporated by reference to          *
                       Exhibit D to Amendment No. 1 to
                       Registrant's Registration Statement of
                       Form S-18 (File Number 2-897713-A)
                       filed with the Commission on May 2,
                       1984).

             5         Specimen of Common Stock Certificate

             6         Registrant's Annual Report to                  *
                       Stockholders for the year ended
                       December 31, 1995 (incorporated by
                       reference to the Company's Annual
                       Report to Stockholders for the year
                       ended December 31, 1995 as filed with
                       the comission on May 00, 1996).


* - Incorporated by reference to the referenced document previously filed by the Registrant with the Commission.





                                  Page 2
                            SIGNATURES



Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                               JW CHARLES FINANCIAL SERVICES, INC.
                                          (Registrant)



Date: April 30, 1997


By: /s/ Joel E. Marks
     Joel E. Marks, Chief Financial Officer






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